Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

DEFI DEVELOPMENT CORP.

DeFi Development Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Amended Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Amended Certificate of Incorporation of the Corporation, as amended (the “Charter”).

2. This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV(A) of the Charter is hereby amended by adding the following new paragraph at the end of such article:

(A) Classes of Stock. The total number of shares of stock of all classes of capital stock that the Company is authorized to issue is 110,000,000 shares. The authorized capital stock is divided into 100,000,000 shares of common stock having a par value of $0.00001 per share (hereinafter, the “Common Stock”) and 10,000,000 shares of preferred stock having a par value of $0.00001 per share (hereinafter, the “Preferred Stock”).

Effective upon the effectiveness of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) with the Secretary of State of the State of Delaware, every one (1) share of Common Stock outstanding, or held in treasury, shall automatically, without any further action by the Corporation or the stockholders thereof, be automatically subdivided and reclassified into seven (7) shares of Common Stock outstanding, or held in treasury, as the case may be (the “Forward Stock Split”). Each certificate that immediately prior to the effectiveness of this Certificate of Amendment represented shares of Common Stock shall thereafter represent that number of shares of Common Stock represented by such certificate after adjusting for the effectiveness of the Forward Stock Split. The par value of the Common Stock shall remain $0.00001 per share. The Forward Stock Split shall apply to all shares of Common Stock.”

4. This Certificate of Amendment shall become effective at 12:01 A.M., Eastern Time, on May 20, 2025.

* _ * _ * _ *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation as of May 19, 2025.

DEFI DEVELOPMENT CORP.

By:	/s/ Joseph Onorati
Name:	Joseph Onorati
Title:	Chief Executive Officer